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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
CIB Marine Bancshares, Inc.:

We consent to incorporation by reference in the registration statements
(No. 333-85173) on Form S-8 and (No. 333-72949) on Form S-8 of CIB Marine Bancshares, Inc. of our report dated February 11, 2000, relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of CIB Marine Bancshares, Inc.

                                                                   /s/ KPMG LLP

Chicago, Illinois
March 30, 2000